Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated December 26, 2013

PRICING SUPPLEMENT No. 392 dated December     , 2013

(To Product Supplement No. 7 dated September 10, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation ETF Linked Notes (Averaging)
Market Linked Notes Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

■	Linked to a U.S. Bond and U.S. and International Equity ETF Basket comprised of the iShares® Core Total U.S. Bond Market ETF (50%); and the iShares® MSCI ACWI ETF (50%)

■

Potential for a positive return at maturity based on the percentage increase, if any, from the starting price of the basket to the average ending price. The payment at maturity will reflect the following terms:

■

If the average ending price is greater than the starting price, you will receive the original offering price plus a positive return at maturity equal to 120% of the percentage increase from the starting price to the average ending price

■ If the average ending price is less than the starting price, you will receive the original offering price at maturity, but you will not receive any positive return on your investment

■	Average ending price of the basket based on the average of fund closing prices of the basket components on specified dates occurring quarterly during the term of the notes

■	Repayment of the original offering price at maturity regardless of basket performance

■

All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

■	Term of approximately 4.75 to 5.25 years (to be determined on the pricing date)

On the date of this preliminary pricing supplement, the estimated value of the notes is approximately $941.70 per note. While the estimated value of the notes on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $936.70 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in this pricing supplement.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000.00	$7.50	$992.50
Total

(1)

Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Investment Description

The Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket are senior unsecured debt securities of Wells Fargo & Company that provide:

(i)	the possibility of a positive return at maturity if, and only if, the average ending price of the basket of exchange traded funds (the “Basket”) is greater than the starting price of the Basket; and

(ii)	repayment of principal regardless of the performance of the Basket.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Basket is comprised of the following two equally-weighted basket components:

■

the iShares® Core Total U.S. Bond Market ETF (50%), an exchange traded fund that seeks to track the Barclays U.S. Aggregate Bond Index (an index that is designed to measure the performance of the total U.S. investment grade bond market); and

■

the iShares® MSCI ACWI ETF (50%), an exchange traded fund that seeks to track the MSCI ACWI (an equity index that is designed to measure equity performance in the U.S. and a number of developed and emerging markets).

You should read this pricing supplement together with product supplement no. 7 dated September 10, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

■	Product Supplement No. 7 dated September 10, 2012, filed with the SEC on September 10, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512385940/d407901d424b2.htm

■	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

The original offering price of each note of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date will be set forth in the final pricing supplement.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® Core Total U.S. Bond Market ETF and the iShares® MSCI ACWI ETF.

PRS-2

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Investment Description (Continued)

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Selected Risk Considerations—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Potential Conflicts Of Interest Could Arise Between You And Us.”

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the notes from you at any time up to the issue date or during the 5-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time but does not include the agent discount, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. We expect that this increase will also be reflected in the value indicated for the notes on any brokerage account statements.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PRS-3

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Investor Considerations

We have designed the notes for investors who:

■	seek exposure to the average upside performance of the Basket, without exposure to any decline in the Basket, by:

☐

participating 120% in the percentage increase, if any, in the value of the Basket from the starting price to the average ending price, where the average ending price is based on the average of fund closing prices of the basket components on specified dates occurring quarterly during the term of the notes; and

☐	providing for the repayment of principal at maturity regardless of the performance of the Basket;

■	understand that if the average ending price of the Basket is not greater than the starting price, they will not receive any positive return on their investment in the notes;

■	are willing to forgo interest payments on the notes and dividends on shares of the basket components; and

■	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■	seek certainty of receiving a return on their investment;

■

are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek exposure to the upside performance of the Basket as measured solely from the pricing date to a date near stated maturity;

■	seek current income;

■	are unwilling to accept the risk of exposure to the United States investment grade bond market, United States equity market, foreign developed equity markets and foreign emerging equity markets;

■	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

■	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-4

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Terms of the Notes

Market Measure:

A basket (the “Basket”) comprised of the following basket components, with the average component return of each basket component having the weighting noted parenthetically: the iShares Core Total U.S. Bond Market ETF (50%); and the iShares MSCI ACWI ETF (50%).

Pricing Date:	December 27, 2013.*

Issue Date:	January 3, 2014.* (T+4)

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.

Redemption Amount:	The “redemption amount” per note will equal:

•	if the average ending price is greater than the starting price: $1,000 plus:

$1,000 x	average ending price – starting price	x participation rate	; or
starting price

•	if the average ending price is less than or equal to the starting price: $1,000.

Stated Maturity Date:

The “stated maturity date” will be set on the pricing date and will be within the range of approximately 4.75 to 5.25 years from the issue date.* The stated maturity date is subject to postponement if a market disruption event occurs or is continuing on the final calculation day.

Starting Price:	The “starting price” is 100.

Average Ending Price:

The “average ending price” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the average component return of the iShares Core Total U.S. Bond Market ETF; and (B) 50% of the average component return of the iShares MSCI ACWI ETF.

Participation Rate:	The “participation rate” is 120%.
Average Component Return:	The “average component return” of a basket component will be equal to:
average component price – initial component price initial component price where,
•	the “initial component price” will be the fund closing price of such basket component on the pricing date; and
•	the “average component price” will be the arithmetic average of the fund closing prices of such basket component on the calculation days.
Calculation Days:

Quarterly, on the 27th day of each March, June, September and December, commencing March 2014 and ending                          2018 or                          2019 (expected to be five business days prior to the stated maturity date, as determined on the pricing date).* A calculation day is subject to postponement due to the occurrence of non-trading days and market disruption events.

*

To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-5

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Terms of the Notes (Continued)

Calculation Agent:	Wells Fargo Securities, LLC
Material Tax Consequences:

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion on page PS-20 of the product supplement for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

In addition, if you are a not a United States holder, as that term is defined on page PS-20 of the product supplement (a “Non-U.S. Holder”), you should review the discussion set forth under “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-23 of the product supplement, except that the discussion in the following paragraph replaces the discussion of regulations proposed under Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the product supplement.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to Non-U.S. Holders in respect of financial instruments that reference U.S. stocks. Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument. These rules apply only to instruments acquired on or after March 5, 2014, and therefore they generally should not apply to initial Non-U.S. Holders that acquire their notes in this offering. It is possible, however, that withholding requirements under these rules will apply to notes acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the basket components on or after March 5, 2014. Moreover, it is possible that a withholding agent may withhold on payments made to initial Non-U.S. Holders that purchase the notes in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the notes. Additionally, a purchaser of the notes on or after March 5, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition. As a result, an initial holder’s ability to transfer the notes on a secondary market, if any, may be further limited because, depending on the facts on the date of transfer, a potential purchaser that is a non-U.S. person may be subject to withholding under these rules. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These proposed regulations are extremely complex. Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

Furthermore, withholding under Section 1471 of the Code (“FATCA withholding”) (as described under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-23 of the product supplement) will not apply to obligations that are issued before July 1, 2014; therefore, the notes will not be subject to FATCA withholding.

PRS-6

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Terms of the Notes (Continued)

Comparable Yield and Projected Payment Schedule:

Under the rules governing contingent payment debt instruments, you will generally be required to accrue interest on the notes in accordance with the comparable yield for the notes. We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a single projected payment at maturity of $     based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar-year basis, we have determined that you will generally be required to include the following amount of ordinary income for each $1,000 investment in the notes each year, subject to the adjustments described below to reflect the actual payment in the year in which the notes mature:

	Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Issue Date (per $1,000 note) as of End of Accrual Period
	Issue Date through December 31, 2014	$	$
	January 1, 2015 through December 31, 2015	$	$
	January 1, 2016 through December 31, 2016	$	$
	January 1, 2017 through December 31, 2017	$	$
	January 1, 2018 through December 31, 2018	$	$
	January 1, 2019 through Stated Maturity Date	$	$

However, in 2019, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 of notes may be greater or less than $    , depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $     for each $1,000 investment in the notes, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2019 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $     for an investment of $1,000, you would be required to make a negative adjustment. If the amount of such difference is less than or equal to $    , the negative adjustment would decrease the amount of ordinary income that you recognize in 2019 by an amount equal to such difference. If the amount of such difference is greater than $    , that is, the amount you receive on the stated maturity date is less than $     for each $1,000 investment in the notes, you would recognize an ordinary loss in 2019. See “United States Federal Income Tax Considerations” on page PS-20 of the product supplement.

Agent:

Wells Fargo Securities, LLC. The agent expects to make a profit by selling, structuring and, where applicable, hedging the notes. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $7.50 per note.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RSM4

PRS-7

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the redemption amount) calculated as follows:

PRS-8

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Selected Risk Considerations

Your investment in the notes will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The indices underlying the basket components are sometimes referred to collectively as the “underlying indices” and individually as an “underlying index.”

•

You May Not Receive Any Positive Return On Your Investment In The Notes. Any amount you receive on the notes at stated maturity in excess of the original offering price will depend on the percentage increase, if any, in the average ending price of the Basket relative to the starting price. Because the value of the Basket will be subject to market fluctuations, the average ending price may be less than the starting price, in which case you will only receive the original offering price of your notes at stated maturity. Even if the average ending price is greater than the starting price, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

•

No Periodic Interest Will Be Paid On The Notes, But You Will Be Required To Accrue Interest Income Over The Term Of The Notes. No periodic payments of interest will be made on the notes. However, the notes will be treated as debt instruments subject to special rules governing contingent payment obligations. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the notes based on the comparable yield and the projected payment schedule for the notes. The comparable yield and projected payment schedule are determined solely to calculate the amounts you will be taxed on prior to maturity and are neither a prediction nor a guarantee of what the actual redemption amount will be. See “United States Federal Income Tax Considerations” in the accompanying product supplement.

•

The Average Ending Price Will Be Based On The Average Of Fund Closing Prices Of The Basket Components On Calculation Days Occurring Quarterly During The Term Of The Notes And Therefore May Be Less Than The Value Of The Basket At Stated Maturity. For purposes of determining the redemption amount you receive at stated maturity, the performance of the Basket will be measured based on the percentage change from the starting price to the average ending price. The average ending price will be calculated based on the average component return of each basket component, which in turn will be calculated by reference to averages of the fund closing prices of the basket components on calculation days occurring quarterly over the term of the notes. This method of measuring the performance of the Basket may result in a lower redemption amount at stated maturity than an alternative measure based solely on the fund closing prices of the basket components on a date at or near stated maturity.

You should understand, in particular, that if the value of the Basket is greater at or near stated maturity than it was, on average, on the calculation days occurring quarterly over the term of the notes, the notes will underperform the actual return on the Basket. For example, if the value of the Basket increases at a more or less steady rate over the term of the notes, the average ending price of the Basket will be less than the value of the Basket at or near stated maturity, and the notes will underperform the actual return on the Basket. This underperformance will be especially significant if there is a significant increase in the value of the Basket later in the term of the notes. In addition, because of the way the average ending price is calculated, it is possible that you will not receive any positive return on your investment at stated maturity even if the value of the Basket at or near stated maturity is significantly greater than its value on the pricing date. One scenario in which this may occur is when the value of the Basket declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•

The Stated Maturity Date Of The Notes Is A Pricing Term And Will Be Determined By Us On The Pricing Date. We will not fix the stated maturity date until the pricing date. The term could be as short as the low end of the range and as long as the high end of the range set forth on the cover page. You should be willing to hold your notes for up to the high end of the range set forth on the cover page. The stated maturity date selected by us could have an impact on the value of the notes.

•

The Notes Are Subject To The Credit Risk Of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

PRS-9

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Selected Risk Considerations (Continued)

•

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price. The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

•

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

•

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market. Secondary market prices, if any, for the notes will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk consideration. Any secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk consideration change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the notes from you at any time up to the issue date or during the 5-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time but does not include the agent discount, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. We expect that this increase will also be reflected in the value indicated for the notes on any brokerage account statements.

•

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the notes prior to stated maturity will be affected by the value of the Basket on any prior calculation days, the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as “derivative component factors,” are expected to affect the value of the notes: Basket performance; interest rates; volatility of the Basket; correlation between the basket components; time remaining to maturity; dividend yields on the securities included in the Basket; volatility of currency exchange rates; and correlation between currency exchange rates and the Basket. In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. Because numerous factors are expected to affect the value of the notes, changes in the value of the Basket may not result in a comparable change in the value of the notes.

•

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop. The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market

PRS-10

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Selected Risk Considerations (Continued)

makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Basket And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Notes Could Be Less Than If You Owned The Shares Of The Basket Components. Your return on the notes will not reflect the return you would realize if you actually owned the shares of the basket components because, among other reasons, the redemption amount will be determined by reference only to the average ending price, which will be calculated by reference only to the fund closing prices of the shares of the basket components without taking into consideration the value of dividends and other distributions paid on such shares.

•

Historical Prices Of The Basket Components Or The Securities Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Notes.

•	Changes That Affect The Basket Components Or The Underlying Indices May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.

•

We And Our Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.

•

Changes In The Value Of The Basket Components May Offset Each Other. Price movements in the basket components may not correlate with each other. Even if the average component price of one of the basket components increases, the average component price of the other basket component may not increase as much or may even decline in value. Therefore, in calculating the average ending price of the Basket, an increase in the average component price of one of the basket components may be moderated, or wholly offset, by a lesser increase or a decline in the average component price of the other basket component.

•

An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices. The performance of the shares of a basket component may not exactly replicate the performance of the related underlying index because the basket component may not invest in all of the securities included in the related underlying index and because the basket component will reflect transaction costs and fees that are not included in the calculation of the related underlying index. A basket component may also hold securities or derivative financial instruments not included in the related underlying index. It is also possible that a basket component may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of a basket component are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of a basket component may differ from the net asset value per share of such basket component. As a result, the performance of a basket component may not correlate perfectly with the performance of the related underlying index, and the return on the notes based on the performance of the basket components will not be the same as the return on securities based on the performance of the related underlying indices.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.

•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

•

An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets. The iShares MSCI ACWI ETF includes the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

PRS-11

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Selected Risk Considerations (Continued)

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In addition, the iShares MSCI ACWI ETF includes companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

The securities included in the iShares MSCI ACWI ETF may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the iShares MSCI ACWI ETF which could, in turn, adversely affect the value of the notes.

•

Exchange Rate Movements May Impact The Value Of The Notes. The notes will be denominated in U.S. dollars. Since the value of some securities included in the iShares MSCI ACWI ETF is quoted in a currency other than U.S. dollars and, as per the iShares MSCI ACWI ETF, is converted into U.S. dollars, the amount payable on the notes on the maturity date will depend in part on the relevant exchange rates.

•

The Notes Are Subject To Significant Risks Associated With Fixed-Income Securities, Including Interest Rate-Related And Credit Risks. The iShares Core Total U.S. Bond Market ETF attempts to track the performance of an index composed of fixed income securities. Investing in the notes linked to the iShares Core Total U.S. Bond Market ETF differs significantly from investing directly in bonds to be held to maturity as the value of the iShares Core Total U.S. Bond Market ETF changes, at times significantly, during each trading day based upon the current market prices of its underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the iShares Core Total U.S. Bond Market ETF, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the fixed income securities included in the index that underlies the iShares Core Total U.S. Bond Market ETF, which mandates that each security must have a minimum term remaining to maturity of one year for continued eligibility, means that, at any time, only longer-term securities underlie the iShares Core Total U.S. Bond Market ETF, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the value of the iShares Core Total U.S. Bond Market ETF. As a result, rising interest rates may cause the value of the bonds underlying the iShares Core Total U.S. Bond Market ETF and the value of the Basket to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have been trading near their historic high trading price. If the price of U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the

PRS-12

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Selected Risk Considerations (Continued)

U.S. government or otherwise, the value of the bonds underlying the iShares Core Total U.S. Bond Market ETF will decline, which could have a negative impact on the performance of the Basket and the return on your notes.

In addition, the prices of the bonds underlying the iShares Core Total U.S. Bond Market ETF are significantly influenced by the creditworthiness of the issuers of the bonds. The issuers of the bonds underlying the iShares Core Total U.S. Bond Market ETF may have their credit ratings downgraded, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds. For example, during the recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds and, as a result, the prices of the bonds underlying the iShares Core Total U.S. Bond Market ETF dropped significantly. There can be no assurance that some or all of the factors that contributed to this credit crisis will not continue or return during the term of the notes, and, consequently, depress the price, perhaps significantly, of the underlying bonds and therefore the value of the iShares Core Total U.S. Bond Market ETF, the Basket and the notes.

The iShares Core Total U.S. Bond Market ETF may invest in mortgage-backed securities, some of which may not be backed by the full faith and credit of the U.S. government. Mortgage-backed securities are subject to prepayment risk and extension risk. Because of these risks, mortgage-backed securities react differently to changes in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

The iShares Core Total U.S. Bond Market ETF may also invest in U.S. dollar-denominated fixed-income securities of foreign corporations. Investing in U.S. dollar-denominated fixed-income securities issued by non-U.S. companies has different risks than investing in U.S. companies. These include differences in accounting, auditing and financial reporting standards, the possibility of expropriation or confiscatory taxation, adverse changes in investment or exchange control regulations, political instability which could affect U.S. investments in foreign countries, and potential restrictions of the flow of international capital.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Potential Conflicts Of Interest Could Arise Between You And Us. You should be aware of the following potential conflicts of interest between you and us in connection with the offering of the notes:

•

WFS, which is our affiliate and the agent for the distribution of the notes, will be the calculation agent for purposes of determining, among other things, the starting price and the average ending price, calculating the redemption amount, determining whether adjustments should be made to the adjustment factors, determining whether adjustments should be made to the average ending price and determining whether a market disruption event has occurred.

•	The estimated value of the notes set forth on the cover page of this pricing supplement was calculated for us by WFS.

•

We or one or more of our affiliates may, at present or in the future, publish research reports on the basket components or the underlying indices or the companies whose securities are included in the basket components or the underlying indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the price of the basket components or the closing price of securities included in the underlying indices and, therefore, the value of the notes.

•	We or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the basket components or the underlying indices.

These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Basket Components, Prices Of Securities Included In The Basket Components Or The Value Of The Notes.

PRS-13

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Hypothetical Returns

The following table illustrates, for a range of hypothetical average ending prices of the Basket:

•	the hypothetical percentage change from the starting price to the hypothetical average ending price;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending price	Hypothetical percentage change from the starting price to the hypothetical average ending price	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
150.00	50.00%	$1,600.00	60.00%	9.61%
140.00	40.00%	$1,480.00	48.00%	7.99%
130.00	30.00%	$1,360.00	36.00%	6.24%
120.00	20.00%	$1,240.00	24.00%	4.34%
115.00	15.00%	$1,180.00	18.00%	3.33%
110.00	10.00%	$1,120.00	12.00%	2.28%
105.00	5.00%	$1,060.00	6.00%	1.17%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
80.00	-20.00%	$1,000.00	0.00%	0.00%
70.00	-30.00%	$1,000.00	0.00%	0.00%
60.00	-40.00%	$1,000.00	0.00%	0.00%
50.00	-50.00%	$1,000.00	0.00%	0.00%
25.00	-75.00%	$1,000.00	0.00%	0.00%
0.00	-100.00%	$1,000.00	0.00%	0.00%
(1)

The annualized rates of return are calculated based on a stated maturity date of January 4, 2019 (the midpoint of the specified range for the stated maturity date) and on a semi-annual bond equivalent basis with compounding.

(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual average ending price and stated maturity date.

PRS-14

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places) assuming a stated maturity date of January 4, 2019 (the midpoint of the specified range for the stated maturity date) and average component returns as indicated in the examples. In order to more clearly present the hypothetical movements of the basket components, the graphs accompanying the hypothetical calculations use different scales for the fund closing prices on the vertical axis.

Example 1. The basket components generally appreciate earlier in the term of the notes and depreciate later in the term of the notes, and the redemption amount is greater than the original offering price:

	iShares Core Total U.S. Bond Market ETF	iShares MSCI ACWI ETF
Initial Component Price	106.66	56.86
Average Component Price	155.94	81.62
Average Component Return	46.20%	43.55%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (50% x 46.20%) + (50% x 43.55%)] = 144.8750

Since the average ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000 x	144.8750 – 100	x 120%	= $1,538.50
100

On the stated maturity date you would receive $1,538.50 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components increase early in the term of the notes, remain consistently above their initial component prices for a significant period of time and then decrease to prices below the average component prices near maturity of the notes. Note that, as Example 2 illustrates, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-15

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The basket components generally depreciate earlier in the term of the notes and appreciate later in the term of the notes, and the redemption amount is equal to the original offering price:

	iShares Core Total U.S. Bond Market ETF	iShares MSCI ACWI ETF
Initial Component Price	106.66	56.86
Average Component Price	92.85	50.21
Average Component Return	-12.95%	-11.70%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (50% x -12.95%) + (50% x -11.70%)] = 87.6750

Since the average ending price is less than the starting price, the redemption amount would equal $1,000.

On the stated maturity date you would receive $1,000 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components decrease early in the term of the notes, remain consistently below the initial component prices for a significant period of time and then increase later in the term of the notes, with prices near maturity of the notes that are greater than the initial and average component prices. Although the fund closing prices of the basket components near maturity are significantly greater than the initial component prices, you would not receive any return on your notes.

PRS-16

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The basket components generally appreciate over the term of the notes, and the redemption amount is greater than the original offering price:

	iShares Core Total U.S. Bond Market ETF	iShares MSCI ACWI ETF
Initial Component Price	106.66	56.86
Average Component Price	163.03	77.96
Average Component Return	52.85%	37.11%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (50% x 52.85%) + (50% x 37.11%)] = 144.9800

Since the average ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000 x	144.9800 – 100	x 120%	= $1,539.76
100

On the stated maturity date you would receive $1,539.76 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing prices of the basket components on a date near maturity. In this scenario, the fund closing prices of the basket components steadily increase over the term of the notes, resulting in fund closing prices near maturity that are greater than the average component prices.

PRS-17

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The iShares Core Total U.S. Bond Market ETF generally depreciates, and the iShares MSCI ACWI ETF generally appreciates, over the term of the notes, and the redemption amount is equal to the original offering price:

	iShares Core Total U.S. Bond Market ETF	iShares MSCI ACWI ETF
Initial Component Price	106.66	56.86
Average Component Price	73.97	72.33
Average Component Return	-30.65%	27.21%

Based on the average component returns set forth above, the average ending price would equal:

100 x [1 + (50% x -30.65%) + (50% x 27.21%)] = 98.2800

Since the average ending price is less than the starting price, the redemption amount would equal $1,000.

On the stated maturity date you would receive $1,000 per note.

In this example, the fund closing price of the iShares MSCI ACWI ETF generally increases over the term of the notes, and the fund closing price of the iShares Core Total U.S. Bond Market ETF generally decreases over the term of the notes. Although the average component price is significantly greater than the initial component price for one of the two basket components, the average ending price is less than the starting price.

To the extent that the average component returns and average ending price differ from the values assumed above, the results indicated above would be different.

PRS-18

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

Hypothetical Historical Performance of the Basket

The Basket will represent a weighted portfolio of the following two basket components, with the return of each basket component having the weighting noted parenthetically: the iShares Core Total U.S. Bond Market ETF (50%); and the iShares MSCI ACWI ETF (50%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The iShares Core Total U.S. Bond Market ETF” and “The iShares MSCI ACWI ETF.” The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the Basket for the period from March 28, 2008 to December 24, 2013 assuming that the Basket was constructed on March 28, 2008 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. We obtained the closing prices and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”) without independent verification.

The values of the Basket depicted in the graph below have been calculated in a manner that is different from the manner in which the average ending price of the Basket will be determined. The value of the Basket depicted on any date in the graph below is based on the fund closing price of each basket component on that date (relative to its fund closing price on March 28, 2008). By contrast, the average ending price of the Basket will be calculated based on the average of fund closing prices of the basket components on calculation days occurring quarterly during the term of the notes (relative to the fund closing prices of the basket components on the pricing date).

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

U.S Bond and U.S and International Equity ETF Basket

Hypothetical Historical Performance

PRS-19

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares Core Total U.S. Bond Market ETF

The iShares Core Total U.S. Bond Market ETF is issued by the iShares Trust, a registered investment company. The iShares Core Total U.S. Bond Market ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays U.S. Aggregate Bond Index. According to publicly available information, on October 17, 2012, the name of the iShares Core Total U.S. Bond Market ETF changed from the iShares Barclays Aggregate Bond Fund to the iShares Core Total U.S. Bond Market ETF. Information provided to or filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”), can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The iShares Core Total U.S. Bond Market ETF is listed on the NYSE Arca, Inc. under the ticker symbol “AGG.” As of the date of this pricing supplement, our securities are included in the iShares Core Total U.S. Bond Market ETF and the Barclays U.S. Aggregate Bond Index.

This pricing supplement relates only to the notes offered hereby and does not relate to the iShares Core Total U.S. Bond Market ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares Core Total U.S. Bond Market ETF from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares Core Total U.S. Bond Market ETF. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the iShares Core Total U.S. Bond Market ETF in connection with the offer and sale of the notes. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the iShares Core Total U.S. Bond Market ETF (and therefore the price of the iShares Core Total U.S. Bond Market ETF at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares Core Total U.S. Bond Market ETF could affect the payment at maturity with respect to the notes and therefore the trading prices of the notes.

We and/or our affiliates may presently or from time to time engage in business with the iShares Core Total U.S. Bond Market ETF. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares Core Total U.S. Bond Market ETF, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares Core Total U.S. Bond Market ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.

The Barclays U.S. Aggregate Bond Index

We obtained all information contained in this pricing supplement regarding the Barclays U.S. Aggregate Bond Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Barclays Capital Inc. (“Barclays”), the sponsor of the Barclays U.S. Aggregate Bond Index. Barclays has no obligation to continue to publish, and may discontinue publication of, the Barclays U.S. Aggregate Bond Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Barclays U.S. Aggregate Bond Index in connection with the offer and sale of the notes. As of the date of this pricing supplement, our securities are included in the Barclays U.S. Aggregate Bond Index.

The Barclays U.S. Aggregate Bond Index is a broad-based benchmark that measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury securities, investment-grade U.S. agency securities, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States.

PRS-20

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares Core Total U.S. Bond Market ETF (Continued)

Rules for Inclusion

In order to be eligible for inclusion in the Barclays U.S. Aggregate Bond Index, U.S. Treasuries, government-related and corporate securities must have $250 million or more of outstanding face value. U.S. Treasuries held in the Federal Reserve SOMA account (both purchases at issuance and net secondary market transactions) are deducted from the total amount outstanding. Any new issuance bought at auction by the Federal Reserve does not enter the Barclays U.S. Aggregate Bond Index. Net secondary market purchases and sales are adjusted at each month-end with a one-month lag. Mortgage-backed securities (“MBSs”) must be pool aggregates with $250 million or more outstanding, asset-backed securities (“ABSs”) must have a deal size of $500 million or more and a tranche size of $25 million or more and commercial mortgage-backed securities (“CMBSs”) must have a deal size of $500 million or more, with at least $300 million outstanding remaining in the deal and a tranche size of $25 million or more.

The securities included in the Barclays U.S. Aggregate Bond Index must be rated investment-grade (Baa3/BBB-/BBB-) or higher using the middle rating of Moody’s, S&P and Fitch after dropping the highest and lowest available ratings. When a rating from only two agencies is available, the lower is used. When a rating from only one agency is available, that is used to determine index eligibility. Expected ratings at issuance may be used when there are other index-eligible bonds from the same issuer that hold the same actual rating as the expected rating.

Securities included in the Barclays U.S. Aggregate Bond Index must have a remaining maturity of at least one year, regardless of optionality. Securities with a coupon that converts from fixed to floating rate must have at least one year until the conversion date. MBSs must have a weighted average maturity of at least one year and CMBSs and ABSs must have a remaining average life of at least one year. Fixed-to-floating perpetual securities are included in the Barclays U.S. Aggregate Bond Index. These are included until one year before their first call date, provided that they meet all other index criteria.

Senior and subordinated issues are included in the Barclays U.S. Aggregate Bond Index. Capital securities (hybrid capital) are eligible during their fixed-rate term and exit the index one year prior to their conversion to floating-coupon securities.

Only fully taxable issues are eligible for inclusion in the Barclays U.S. Aggregate Bond Index, including taxable municipal securities. Build America Bonds with the tax credit issued to the issuer are eligible for inclusion; those with tax credits issued to investors are considered tax exempt. Dividend-received deduction-eligible and qualified dividend income-eligible securities are excluded from the Barclays U.S. Aggregate Bond Index.

A security’s principal and coupons must be denominated in U.S. dollars to be eligible for inclusion. Coupons must be fixed-rate, step-up coupons or coupons that change according to a predetermined schedule. Capital securities with coupons that convert from fixed to floating rate are index eligible, given that they are currently fixed rate. The maturity date for such securities will be considered the conversion date. Fixed-to-floating rate perpetual capital securities that do not have coupon rate step-ups on their first call date will remain index eligible for their fixed-rate term, provided that they meet all other inclusion rules and exit the index one year prior to their conversion to floating-coupon securities. Hybrid adjustable rate mortgages are eligible for inclusion in the Barclays U.S. Aggregate Bond Index during their fixed term, but exit the index one year prior to their conversion to an adjustable rate.

SEC-registered securities, bonds exempt from registration at the time of issuance, and Rule 144A securities with registration rights are index eligible. A security with both Regulation S and Rule 144A tranches is treated as one security in par value. To prevent double-counting, the 144A tranche is used to represent the issue and comprises the combined amount outstanding of the 144A and Regulation S tranches. Issues with a global market of issue are also eligible for inclusion, as are bonds from issuers that have de-registered, provided that the bonds were previously SEC-registered or Rule 144A securities with registration rights.

Original issue zero coupon bonds, underwritten medium-term notes, enhanced equipment trust certificates, certificates of deposit and, as of January 1, 2011, covered bonds, are also eligible for inclusion in the Barclays U.S. Aggregate Bond Index. Bonds with equity-type features (e.g., warrants, convertible debt and contingent capital securities), Treasury STRIPs, inflation-linked bonds, non-ERISA eligible CMBS issues, fixed-rate perpetual securities, structured notes, loan participation notes, pass-through certificates, illiquid securities with no available internal or third-party price source and, as of January 1, 2011, CMBS A1A tranches, are not eligible for inclusion in the index.

Rebalancing

The compositions of the “returns universe” is rebalanced at each month-end and represents the fixed set of bonds on which index returns are calculated for the ensuing month. The “statistics universe” is a forward-looking version that changes daily to reflect issues dropping out and entering the index, but is not used for return calculation. On the last business day of the month (the “rebalancing date”), the composition of the latest statistics universe becomes the returns universe for the following month.

PRS-21

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares Core Total U.S. Bond Market ETF (Continued)

During the month, indicative changes to securities (e.g., credit rating changes, sector reclassification, amount outstanding changes, corporate actions, ticker changes) are reflected in both the statistics universe and returns universe of the index on a daily basis. These changes may cause bonds to enter or fall out of the statistics universe of the index on a daily basis, but will affect the composition of the returns universe only at month-end, when the index is rebalanced.

Intra-month cash flows from interest and principal payments contribute to monthly index returns, but are not reinvested at any short-term reinvestment rate in between rebalance dates to earn an incremental return. However, after the rebalancing, cash is effectively reinvested into the returns universe for the following month, so that index results over two or more months reflect monthly compounding.

Qualifying securities issued but not necessarily settled on or before the month-end rebalancing date qualify for inclusion in the following month’s index if required security reference information and pricing are readily available.

Index Calculation

All bonds eligible for inclusion in the Barclays U.S. Aggregate Bond Index are priced on a daily basis at 3 p.m. New York time, predominantly by Barclays market makers. The pricing source varies by the type of security.

Bonds can be quoted in a variety of ways, including nominal spreads over benchmark securities or Treasuries, spreads over swap curves, or direct price quotes as a percentage of par. In most instances, the quote type used is a spread measure that results in daily security price changes from the movement of the underlying curve (swap or Treasury) and/or changes in the quoted spread.

The initial price for new corporate issues entering the index is the offer side. However, after that, all bonds in the index are priced on the bid side. The primary price for each security is analyzed and compared with other third-party pricing sources through statistical routines and scrutiny by research staff. Significant discrepancies are researched and corrected, as necessary.

Historical Information

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the iShares Core Total U.S. Bond Market ETF at any time from Bloomberg under the symbol “AGG” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares Core Total U.S. Bond Market ETF for the period from September 26, 2003 to December 24, 2013. The closing price on December 24, 2013 was $106.66.

iShares Core Total U.S. Bond Market ETF Daily Closing Price

PRS-22

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares Core Total U.S. Bond Market ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares U.S. Core Total U.S. Bond Market ETF for each quarter in the period from September 26, 2003 through September 30, 2013 and for the period from October 1, 2013 to December 24, 2013.

	High	Low	Last
2003
September 26, 2003 to September 30, 2003	$102.70	$102.17	$102.70
Fourth Quarter	$102.74	$100.83	$102.15
2004
First Quarter	$104.47	$101.57	$103.95
Second Quarter	$103.74	$99.00	$100.54
Third Quarter	$103.25	$100.35	$102.67
Fourth Quarter	$103.38	$101.51	$102.40
2005
First Quarter	$103.44	$100.58	$100.93
Second Quarter	$103.40	$100.86	$103.38
Third Quarter	$102.85	$101.08	$101.55
Fourth Quarter	$101.17	$99.45	$100.59
2006
First Quarter	$101.20	$98.75	$99.08
Second Quarter	$98.80	$96.94	$97.44
Third Quarter	$100.26	$96.91	$100.16
Fourth Quarter	$101.07	$99.09	$99.70
2007
First Quarter	$100.92	$99.29	$100.26
Second Quarter	$100.46	$97.20	$98.36
Third Quarter	$100.44	$97.51	$100.02
Fourth Quarter	$102.17	$98.87	$101.17
2008
First Quarter	$103.50	$101.23	$102.68
Second Quarter	$102.88	$99.20	$100.40
Third Quarter	$101.82	$98.43	$98.59
Fourth Quarter	$104.29	$88.40	$103.88
2009
First Quarter	$105.20	$100.01	$101.47
Second Quarter	$102.29	$99.80	$102.15
Third Quarter	$104.92	$101.59	$104.92
Fourth Quarter	$105.83	$103.03	$103.19
2010
First Quarter	$104.92	$103.32	$104.20
Second Quarter	$107.25	$103.16	$107.25
Third Quarter	$108.94	$106.59	$108.65
Fourth Quarter	$108.92	$104.60	$105.75
2011
First Quarter	$106.03	$103.89	$105.13
Second Quarter	$107.73	$104.56	$106.67
Third Quarter	$110.80	$106.40	$110.11
Fourth Quarter	$110.39	$108.84	$110.25
2012
First Quarter	$111.05	$108.94	$109.85
Second Quarter	$111.60	$109.15	$111.30
Third Quarter	$112.70	$111.10	$112.45
Fourth Quarter	$112.38	$110.83	$111.09
2013
First Quarter	$111.04	$109.82	$110.73
Second Quarter	$111.56	$106.17	$107.20
Third Quarter	$107.66	$104.89	$107.20
October 1, 2013 to December 24, 2013	$108.09	$106.45	$106.66

PRS-23

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF

The iShares MSCI ACWI ETF is issued by the iShares Trust, a registered investment company. The iShares MSCI ACWI ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI ACWI. According to publicly available information, on July 1, 2013, the name of the iShares MSCI ACWI ETF changed from the iShares MSCI ACWI Index Fund to the iShares MSCI ACWI ETF. Information provided to or filed with the SEC under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The iShares MSCI ACWI ETF is listed on the NASDAQ Global Market under the ticker symbol “ACWI.” As of the date of this pricing supplement, we are one of the companies included in the iShares MSCI ACWI ETF and the MSCI ACWI.

This pricing supplement relates only to the notes offered hereby and does not relate to the iShares MSCI ACWI ETF. We have derived all disclosures contained in this pricing supplement regarding the iShares MSCI ACWI ETF from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the iShares MSCI ACWI ETF. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the iShares MSCI ACWI ETF in connection with the offer and sale of the notes. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the iShares MSCI ACWI ETF (and therefore the price of the iShares MSCI ACWI ETF at the time we price the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the iShares MSCI ACWI ETF could affect the payment at maturity with respect to the notes and therefore the trading prices of the notes.

We and/or our affiliates may presently or from time to time engage in business with the iShares MSCI ACWI ETF. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the iShares MSCI ACWI ETF, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the iShares MSCI ACWI ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.

The MSCI ACWI

We obtained all information contained in this pricing supplement regarding the MSCI ACWI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI, Inc. (“MSCI”), the sponsor of the MSCI ACWI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI ACWI at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the MSCI ACWI in connection with the offer and sale of the notes. As of the date of this pricing supplement, we are one of the companies included in the MSCI ACWI.

The MSCI ACWI is a free float-adjusted market capitalization index compiled by MSCI that is designed to measure the equity market performance of certain developed and emerging markets. As of the date of this pricing supplement, the following developed market country indices are included in the MSCI ACWI: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom and the United States. As of the date of this pricing supplement, the following emerging market country indices are included in the MSCI ACWI: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. MSCI is under no obligation to continue to include these country indices. The component country indices included within the MSCI ACWI are a sampling of equity securities across industry groups in such country’s equity markets. The MSCI ACWI is calculated in U.S. dollars, is an MSCI International Index and is part of the MSCI Global Investable Market Indices, the methodology of which is discussed below.

Constructing the MSCI ACWI

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

PRS-24

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF (Continued)

Defining the Equity Universe

(i)

Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds (other than business development companies in the U.S.), ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion. The MSCI ACWI is an All Country Index and therefore includes country indices classified as DM or EM.

(ii)

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology. The global investable equity universe is the aggregation of all market investable equity universes.

The investability screens used to determine the investable equity universe in each market are:

(i)

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization (the “equity universe minimum size requirement”). The equity universe minimum size requirement applies to companies in all markets, DM or EM, and is derived as follows:

•

First, the companies in the DM equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the DM equity universe is calculated at each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•

Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, the full market capitalization of the company at that point defines the equity universe minimum size requirement.

At the time of the November 2013 Semi-Annual Index Review (“SAIR”), the equity universe minimum size requirement was set at $162,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each Semi-Annual Index Review, as described below.

(ii)

Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(iii)

DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a DM. A minimum liquidity level of 15% of 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an EM.

PRS-25

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF (Continued)

Due to liquidity concerns relating to securities trading at very high stock prices, a security with a stock price above $10,000 will fail the liquidity screening and will not be included in any market investable equity universe. This limitation applies only for securities that are not currently constituents of the MSCI Global Investable Market Indices. Current constituents of the MSCI Global Investable Market Indices will remain in their respective indices even if their stock price passes $10,000.

(iv)

Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v)

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a quarterly or semi-annual index review.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size–based indices (the “Size Segment Indices”):

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size-segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index. The MSCI ACWI is an All Country Standard Index, meaning that both DM and EM countries are included and only securities that would qualify for inclusion in a Large Cap Index or a Mid Cap Index will be included in the MSCI ACWI.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that DM or three in that EM. At subsequent index reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

When the index continuity rule is in effect, the market size-segment cutoff is set at 0.5 times the global minimum size reference for the Standard Index rather than the full market capitalization of the smallest company in that market’s Standard Index.

PRS-26

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF (Continued)

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. The GICS entails four levels of classification: (1) sector; (2) industry groups; (3) industries; (4) sub–industries. Under the GICS, each company is assigned uniquely to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. The GICS classification of each security is used by MSCI to construct additional indices.

Maintenance of the MSCI ACWI

In order to maintain the representativeness of the MSCI ACWI, MSCI may make structural changes to the MSCI ACWI as a whole by adding or deleting component country indices. In particular, MSCI may add additional component country indices to the MSCI ACWI or subtract one or more of its current component country indices prior to the maturity of the notes. Currently, such changes in the MSCI ACWI may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November. Each component country index is maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of such index, and index stability and low index turnover. The maintenance of the component country indices is reflected in the MSCI ACWI.

In particular, index maintenance involves:

(i)	SAIRs in May and November of the Size Segment which include:

•	Updating the indices on the basis of a fully refreshed equity universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the equity universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment Indices. During each SAIR, the equity universe is updated and the global minimum size range is recalculated for each size segment. Among other index maintenance activities, for each market, new equity securities are identified and tested for inclusion in the relevant index and existing component securities are evaluated to ensure they meet the revised requirements for inclusion in the relevant index.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size-Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

The objective of the QIRs is to ensure that the MSCI Indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to, among other factors, migration to another Size Segment Index, and changes in FIFs and NOS. Only additions of significant new investable companies are considered during a QIR and only with respect to Standard Indices. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

PRS-27

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF (Continued)

(iii)

Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

The results of the SAIRs and QIRs are announced at least two weeks in advance of implementation. All changes resulting from corporate events are announced prior to their implementation.

Index Calculation

The MSCI ACWI is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s MSCI Indices levels are obtained by applying the change in the market performance to the previous period MSCI ACWI levels.

Corporate Events

In addition to the index maintenance described above, maintaining the component country indices also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI ACWI. The adjustments for certain corporate events are described more fully below.

Mergers and Acquisitions

As a general principle, MSCI implements mergers and acquisitions as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective.

For U.S. mergers and acquisitions, where the delisting date for the acquired security is not available in advance and the completion of the transaction may be delayed due, for example, to the existence of financing conditions, MSCI will wait until the official announcement of the completion of the deal to delete the security and will give clients advance notice before the deletion. However, if the delisting date for the acquired security is not available in advance, and the transaction is not subject to any financing conditions, MSCI will delete such securities shortly after the relevant shareholders’ approvals, provided that all other conditions required for completion of the transaction have been met.

If the deletion of securities after the official announcement of the completion of a deal results in deleting securities after they have ceased trading. MSCI will use the following deletion prices:

•	the last traded price before the delisting if the acquisition is for cash; or

•	a calculated price based on the terms of the acquisition and the market share price of the acquirer if the acquisition is for shares or cash and shares.

Tender Offers

In tender offers, the acquired or merging security is generally deleted from the applicable MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

PRS-28

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF (Continued)

If a security is deleted from an MSCI index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for MSCI index inclusion at the following regularly scheduled index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions

When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs

On the ex-date of a spin-off, a price adjustment factor (“PAF”) is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. In order to decide whether the spun-off entity qualifies for inclusion, the full company market capitalization of the spun-off entity is estimated by MSCI prior to the spin-off being effective. These estimates are typically based on public information provided by the parent company, including amongst others the spin-off prospectus and estimates from brokers.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or domestic inclusion factors (“DIF”) are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the price on the day prior to the ex-date and the ex-price of the parent security.

Corporate Actions

Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the day prior to the ex-date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled index review following the completion of the event. Block sales or large market transactions involving changes in strategic ownership, which are publicly announced, made by way of immediate book-building and/or in the absence of an offer prospectus, that result in significant changes in free float estimates and corresponding FIFs will generally be reflected at the following regularly scheduled index review. For public secondary offerings of existing constituents representing at least 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings

PRS-29

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF (Continued)

that, given lack of sufficient notice, were not reflected immediately will be implemented at the following regularly scheduled index review.

Debt-to-Equity Swaps

In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a following regularly scheduled index review.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Equity Indices as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and companies that fail stock exchange listing requirements upon announcement of delisting.

MSCI will delete from the MSCI Equity Indices after 40 business days of suspension, where feasible, securities of companies facing financial difficulties (e.g., liquidity issues, debt repayment issues, companies under legal investigation, etc.) with at least two business days advance notice. Subsequently, if and when these securities resume normal trading, they may be considered as a potential addition to the MSCI Indices at the next scheduled SAIR. In certain cases, when the financial situation of companies is not transparent, after 40 business days of suspension, MSCI may retain companies in the indices and may evaluate them at a subsequent index review.

Securities of companies suspended due to pending corporate events (e.g., merger, acquisition, etc.), will continue to be included in the MSCI Indices until they resume trading regardless of the duration of the suspension period.

When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange.

Historical Information

We obtained the closing prices listed below from Bloomberg without independent verification. You can obtain the value of the iShares MSCI ACWI ETF at any time from Bloomberg under the symbol “ACWI” or from the iShares website at www.ishares.com. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the iShares MSCI ACWI ETF for the period from March 28, 2008 to December 24, 2013. The closing price on December 24, 2013 was $56.86.

iShares MSCI ACWI ETF Daily Closing Price

PRS-30

Market Linked Notes

Notes Linked to a U.S. Bond and U.S. and International Equity ETF Basket

The iShares MSCI ACWI ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the iShares MSCI ACWI ETF for each quarter in the period from March 28, 2008 through September 30, 2013 and for the period from October 1, 2013 to December 24, 2013.

	High	Low	Last
2008
March 28, 2008 to March 31, 2008	$50.10	$49.32	$49.32
Second Quarter	$54.73	$49.14	$49.42
Third Quarter	$48.85	$39.74	$41.55
Fourth Quarter	$41.46	$26.26	$32.42
2009
First Quarter	$33.40	$23.93	$28.34
Second Quarter	$36.45	$29.00	$34.42
Third Quarter	$41.34	$33.08	$40.84
Fourth Quarter	$42.95	$39.38	$42.29
2010
First Quarter	$43.85	$39.14	$43.54
Second Quarter	$45.23	$37.65	$37.65
Third Quarter	$43.33	$37.68	$43.21
Fourth Quarter	$46.81	$43.12	$46.81
2011
First Quarter	$49.19	$45.28	$48.35
Second Quarter	$50.68	$46.11	$48.25
Third Quarter	$49.05	$38.84	$39.15
Fourth Quarter	$45.33	$37.99	$42.20
2012
First Quarter	$47.68	$42.44	$47.19
Second Quarter	$47.69	$41.28	$43.87
Third Quarter	$48.08	$42.60	$46.71
Fourth Quarter	$48.31	$44.97	$48.12
2013
First Quarter	$51.04	$48.60	$50.76
Second Quarter	$54.02	$49.24	$49.96
Third Quarter	$55.17	$50.12	$53.93
October 1, 2013 to December 24, 2013	$56.94	$53.26	$56.86

PRS-31